                                   EXHIBIT 11

                STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

                                                      YEAR ENDED JULY 31
                                                      1996          1995
                                                      ----          ----
Average common shares outstanding                   3,545,147     3,545,147

Net effect of dilutive common stock
  equivalents-based on treasury stock method              -0-        12,107
                                                  -----------    ----------
Total weighted average common and
  common equivalent shares outstanding              3,545,147     3,558,107
                                                  ===========    ==========
Loss before extraordinary gain and
  cumulative effect of accounting change          $(2,171,280)   $ (142,861)

Extraordinary gain on refinancing
  of long-term debt                               $         -    $  522,922

Cumulative effect on prior years of
  change in accounting for new
  account allowances                              $(1,406,050)   $        -

Net income (loss)                                 $(3,577,330)   $  380,061

Per share:
  Loss before extraordinary gain and
  cumulative effect of accounting change          $     (0.61)   $    (0.04)

  Extraordinary gain                              $         -    $     0.15

  Cumulative effect of accounting change          $     (0.40)   $        -

  Net income (loss)                               $     (1.01)   $     0.11
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